Exhibit 99.1

Hawkins, Inc. Reports
Second Quarter Fiscal 2027 Results
Roseville, Minn., October 26, 2026 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for its second quarter of fiscal 2027, the three months ended September 27, 2026.
Second Quarter Fiscal Year 2027 Highlights:
(All comparisons are to the second quarter of fiscal 2026 unless otherwise noted.)
•Record second quarter revenue of $313.8 million, with growth of 12%, driven by increased sales across all segments, including Water Treatment segment growth of 16%, Food & Health Sciences segment growth of 5%, and Industrial Solutions segment growth of 10%.
•Record second quarter gross profit of $76.6 million, an increase of 13%.
•Record second quarter diluted earnings per share ("EPS") of $1.34 increased $0.25, or 23%.
•Record second quarter net income of $27.8 million increased 23%, with record trailing twelve-month net income of $85.8 million. Record Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure, of $59.1 million, a 16% increase. Record trailing twelve-month adjusted EBITDA of $188.0 million.
•Generated operating cash flow of $75.5 million, an increase of 6% for the six months ended September 27, 2026. Free cash flow, defined as net cash provided by operating activities less capital expenditures, increased 14% to $53.1 million compared to the same period in the prior year, which we allocated to repurchasing $18.6 million of stock, paying down $15.0 million of debt and paying $8.1 million in dividends.
•Closed our second acquisition of fiscal 2027 with the purchase of Dave Symonds & Associates, Inc., a blended phosphates for corrosion control and sequestration focused water distributor based in Florida.
•Subsequent to quarter end, we expanded into the Dallas–Fort Worth region, pairing our greenfield Water Treatment facility with the acquisition of Eagle Labs, Inc., a water treatment distributor with in-house manufacturing capabilities and expertise in coagulants and polymers.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Our record second-quarter results in revenue, gross profit, EPS, and adjusted EBITDA reflect the agility of our employees and the resilience of our business model,” said Patrick Hawkins, President and Chief Executive Officer. “Revenue grew 12% in the quarter, including organic growth of 11%, with all three segments growing and Water Treatment revenue up 16%, primarily driven by increased volumes. Gross profit grew 13%, again led by Water Treatment at 20%, driven by volume growth and higher per-unit dollar margins. That gross profit growth flowed through to the bottom line, with diluted EPS up 23% and record adjusted EBITDA of $59 million, up 16%.”
Mr. Hawkins continued, “We continue to generate strong cash flow. During the quarter, we repurchased $12 million of our stock, paid down $15 million of debt, and closed on the acquisition of Dave Symonds & Associates, a tuck-in that expands our Water Treatment customer reach in Florida. Our leverage ratio at the end of the second quarter was 1.22x adjusted EBITDA, down from 1.37x at the end of fiscal 2026 and 1.54x in the same quarter last year. Subsequent to quarter end, we closed on the acquisition of Eagle Labs, which adds two locations in the Dallas–Fort Worth region, continuing our expansion in Texas. We will continue to deliver on our strategy of investing in our higher-margin businesses, acquiring companies that are accretive to Hawkins, and serving the needs of our customers to the highest level possible.”
Mr. Hawkins concluded, “Looking forward we expect the second half trends to be consistent with what we saw in the first half, recognizing that SG&A in the second half of fiscal 2026 benefited from a non-recurring $6.2 million reduction in SG&A which will not recur in the second half of fiscal 2027.”

Second Quarter Financial Highlights:
NET INCOME
For the second quarter of fiscal 2027, we reported net income of $27.8 million, or $1.34 per diluted share, compared to net income for the second quarter of fiscal 2026 of $22.6 million, or $1.08 per diluted share.
REVENUE
Sales were $313.8 million for the second quarter of fiscal 2027, an increase of $33.4 million, or 12%, from sales of $280.4 million in the same period a year ago. All of our segments grew by 5% or more from the same period a year ago. Sales increased as a result of 11% organic sales growth and approximately $3.7 million of sales from acquired businesses.
Water Treatment segment sales increased $24.1 million, or 16%, to $175.0 million for the current quarter, from $150.9 million in the same period a year ago. Organic sales grew 14%, driven primarily by increased volumes, along with improved pricing on certain of our products. Growth was broad-based across our product lines and end markets, with the municipal end market particularly strong. Acquired businesses contributed approximately $3.7 million in additional sales.
Food & Health Sciences segment sales increased $3.8 million, or 5%, to $76.7 million for the current quarter, from $72.9 million in the same period a year ago. Sales dollars increased as a result of increased volumes of our nutrition, food ingredients, and pharmaceutical products, partially offset by decreased sales of our agricultural products.
Industrial Solutions segment sales increased $5.6 million, or 10%, to $62.2 million for the current quarter, from $56.6 million in the same period a year ago. Sales increased as a result of improved pricing and favorable product mix, which more than offset lower volumes.
GROSS PROFIT
Gross profit increased $9.0 million, or 13%, to $76.6 million, or 24% of sales, for the current quarter, from $67.6 million, or 24% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $1.9 million due to higher raw material costs. In the same period a year ago, the LIFO reserve increased, and gross profit decreased, by $0.3 million. The $1.6 million year-over-year impact of the unfavorable LIFO reserve was partially offset by $1.3 million of refunds of previously paid tariffs, which were recorded as a reduction of cost of sales. The refunded tariffs related to products for which customer pricing had not been increased in response to tariffs. Gross profit was also pressured by higher fuel costs that were not fully recovered through freight charges billed to customers.
Gross profit for the Water Treatment segment increased $8.4 million, or 20%, to $51.7 million, or 30% of sales, for the current quarter, from $43.3 million, or 29% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.5 million. In the same period a year ago, the LIFO reserve decreased, and gross profit increased minimally. The $0.5 million year-over-year impact of the unfavorable LIFO reserve was more than offset by $1.2 million of refunds of previously paid tariffs, which were recorded as a reduction of cost of sales. The increase in gross profit was primarily driven by higher sales.
Gross profit for the Food & Health Sciences segment decreased $0.6 million, or 4%, to $14.9 million, or 19% of sales, for the current quarter, from $15.5 million, or 21% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.7 million. In the same period a year ago, the LIFO reserve increased, and gross profit decreased, by $0.2 million. Gross profit decreased as lower margins in our food and pharmaceutical products and the $0.5 million year-over-year impact of the unfavorable LIFO reserve more than offset the benefit of higher segment sales and improved margins in our nutrition and agriculture products.
Gross profit for the Industrial Solutions segment increased $1.1 million, or 12%, to $10.0 million, or 16% of sales, for the current quarter, from $8.9 million, or 16% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.7 million. In the same period a year ago, the LIFO reserve increased, and gross profit decreased, by $0.1 million. The benefit of higher sales and favorable product mix was partially offset by the $0.6 million year-over-year impact of the unfavorable LIFO reserve.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative (“SG&A”) expenses increased $1.0 million, or 3%, to $34.7 million, or 11% of sales, for the three months ended September 27, 2026, from $33.7 million, or 12% of sales, in the same period a year ago. This included $0.4 million due to added costs from the acquired businesses in our Water Treatment segment. SG&A expenses also increased due to increases in other variable costs, including variable pay and other personnel costs. These increases were partially offset by a $0.5 million decrease in non-qualified deferred compensation plan expense, as appreciation in the market value of plan investments was lower than in the same period a year ago. Deferred compensation plan expense is offset by a corresponding gain on plan investments recorded in other income (expense).

ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended September 27, 2026 was $59.1 million, an increase of $8.2 million, or 16%, from $50.9 million in the same period a year ago. In the third quarter of fiscal 2026, we revised our definition of adjusted EBITDA to exclude non-cash earnout related expense and income, in order to better reflect results from operations. Prior-year adjusted EBITDA has been recast in accordance with the current definition. As originally reported, adjusted EBITDA for the three months ended September 28, 2025 was $50.4 million, which included non-cash earnout related expense that is excluded under the current definition.
INCOME TAXES
Our effective income tax rate was 30% for the current quarter and 27% for the same period a year ago. The effective income tax rate for each period exceeded the U.S. federal statutory rate of 21%, primarily due to state income taxes on non-deductible expenses, including executive compensation and other permanent items. The increase in the effective income tax rate compared with prior-periods was primarily due to higher state income taxes and an increase in non-deductible items. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, state taxes and discrete items, including tax effects of stock-based compensation. Our effective tax rate for the full year is expected to be approximately 25% to 27%.
BALANCE SHEET
As of September 27, 2026, our working capital was $18 million higher than the end of fiscal 2026 due primarily to increased trade receivables and inventory, partially offset by an increase in payables. Our total debt outstanding at the end of the second quarter was $229.0 million, and our leverage ratio was 1.22x our trailing twelve-month adjusted EBITDA, as compared to 1.37x our trailing twelve-month adjusted EBITDA at the end of fiscal 2026.
About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes, and blends products for its Water Treatment, Food & Health Sciences, and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 69 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated approximately $1.1 billion of revenue in fiscal 2026 and has approximately 1,200 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA and free cash flow. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, charges for the employee stock purchase plan and restricted stock grants, non-recurring items of income or expense, and earnout related expense or income. The non-cash earnout related expense or income adjustment was added to our definition in the third quarter of fiscal 2026 to better reflect results from operations. Prior period amounts have been recast to conform to the current definition.
We define free cash flow as net cash provided by operating activities less purchases of property, plant, and equipment. Management believes free cash flow is a useful measure of the cash generated by our business that is available for, among other things, debt repayment, acquisitions, dividends, and share repurchases.

Adjusted EBITDA	Three months ended		Six months ended		Trailing Twelve months ended
(In thousands)	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025	September 27, 2026
Net Income (GAAP)	$27,781	$22,598	$56,035	$51,773	$85,810
Interest expense, net	2,643	3,832	5,416	7,101	11,822
Income tax expense	11,746	8,231	20,816	18,062	30,546
Amortization of intangibles	5,503	5,527	11,019	10,348	21,963
Depreciation expense	8,792	7,735	17,221	15,205	33,266
Non-cash compensation expense	1,933	2,375	4,168	4,587	8,154
Non-recurring acquisition expenses (1)	140	70	203	940	501
Non-cash earnout related expense (income)	552	535	1,087	(1,048)	(4,042)
Adjusted EBITDA	$59,090	$50,903	$115,965	$106,968	$188,020
(1)Acquisition expenses consist of legal, professional, and other direct costs incurred in connection with business acquisitions. These costs are transaction-specific and not part of normal recurring operations.

Free Cash Flow Reconciliation	Six months ended
(In thousands)	September 27, 2026	September 28, 2025
Net cash provided by operating activities	$75,488	$71,031
Less: Purchases of property, plant & equipment	(22,355)	(24,342)
Free cash flow	$53,133	$46,689

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three months ended		Six months ended
	September 27, 2026	September 28, 2025	September 27, 2026	September 28, 2025
Sales	$313,817	$280,434	$629,492	$573,706
Cost of sales	(237,211)	(212,791)	(478,879)	(433,701)
Gross profit	76,606	67,643	150,613	140,005
Selling, general and administrative expenses	(34,700)	(33,703)	(70,035)	(64,732)
Operating income	41,906	33,940	80,578	75,273
Interest expense, net	(2,643)	(3,832)	(5,416)	(7,101)
Other income	264	721	1,689	1,663
Income before income taxes	39,527	30,829	76,851	69,835
Income tax expense	(11,746)	(8,231)	(20,816)	(18,062)
Net income	$27,781	$22,598	$56,035	$51,773

Weighted average number of shares outstanding - basic	20,710,228	20,737,743	20,743,855	20,727,614
Weighted average number of shares outstanding - diluted	20,783,044	20,845,744	20,827,219	20,837,595

Basic earnings per share	$1.34	$1.09	$2.70	$2.50
Diluted earnings per share	$1.34	$1.08	$2.69	$2.48

Cash dividends declared per common share	$0.20	$0.19	$0.39	$0.37

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	September 27, 2026	March 29, 2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,100	$3,914
Trade accounts receivables, net	149,281	139,796
Inventories	92,947	78,199
Prepaid expenses and other current assets	7,793	9,556
Total current assets	257,121	231,465
Property, plant, and equipment	509,360	489,662
Less accumulated depreciation	237,614	223,406
Net property, plant, and equipment	271,746	266,256
OTHER ASSETS:
Right-of-use assets, net	17,170	16,840
Goodwill	224,439	223,042
Intangible assets, net	224,455	232,887
Deferred compensation plan asset	15,649	12,812
Other	1,472	2,988
Total other assets	483,185	488,569
Total assets	$1,012,052	$986,290
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$69,609	$59,835
Accrued payroll and employee benefits	15,746	20,092
Income tax payable	5,025	98
Environmental remediation	7,700	7,700
Other current liabilities	14,676	17,119
Total current liabilities	112,756	104,844
LONG-TERM LIABILITIES:
Long-term debt	229,000	244,000
Long-term lease liabilities	14,699	14,457
Pension withdrawal liability	2,563	2,763
Deferred income taxes	26,143	25,110
Deferred compensation liability	16,941	14,850
Earnout liabilities	45,985	44,898
Other long-term liabilities	276	1,359
Total long-term liabilities	335,607	347,437
Total liabilities	$448,363	$452,281
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,674,812 and 20,752,138 shares issued and outstanding as of September 27, 2026 and March 29, 2026, respectively	207	208
Additional paid-in capital	14,739	32,678
Retained earnings	548,041	500,142
Accumulated other comprehensive income	702	981
Total shareholders’ equity	563,689	534,009
Total liabilities and shareholders’ equity	$1,012,052	$986,290

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Six months ended
	September 27, 2026	September 28, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$56,035	$51,773
Reconciliation to cash flows:
Depreciation and amortization	28,240	25,553
Change in fair value of earnout liabilities	1,087	(1,048)
Operating leases	2,121	1,881
Gain on deferred compensation assets	(1,689)	(1,664)
Deferred income taxes	1,131	—
Stock compensation expense	4,168	4,587
Other, net	(60)	8
Changes in operating accounts providing (using) cash:
Trade receivables	(9,949)	5,140
Inventories	(14,550)	(5,196)
Accounts payable	9,676	(11,013)
Accrued liabilities	(6,320)	(4,209)
Lease liabilities	(2,376)	(1,897)
Income taxes	5,173	4,082
Other, net	2,801	3,034
Net cash provided by operating activities	75,488	71,031
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(22,355)	(24,342)
Acquisitions	(5,200)	(162,508)
Proceeds from asset disposals	517	1,037
Net cash used in investing activities	(27,038)	(185,813)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(8,136)	(7,723)
New shares issued	1,681	1,609
Payroll taxes paid in exchange for shares withheld	(5,143)	(3,028)
Shares repurchased	(18,646)	—
Payments on senior secured revolving loan	(20,000)	(40,000)
Payments for debt issuance costs	—	(764)
Borrowings on senior secured revolving loan	5,000	170,000
Other	(20)	—
Net cash (used in) provided by financing activities	(45,264)	120,094
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,186	5,312
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,914	5,103
CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,100	$10,415

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$14,512	$13,980
Cash paid for interest	$5,480	$7,182
Noncash investing activities - capital expenditures in accounts payable	$2,273	$1,568

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food & Health Sciences	Industrial Solutions	Total
Three months ended September 27, 2026:
Sales	$174,961	$76,679	$62,177	$313,817
Cost of sales - materials	(104,388)	(57,350)	(49,294)	(211,032)
Cost of sales - operational overhead	(18,824)	(4,432)	(2,923)	(26,179)
Gross profit	51,749	14,897	9,960	76,606
Selling, general, and administrative expenses	(23,477)	(7,941)	(3,282)	(34,700)
Operating income	28,272	6,956	6,678	41,906
Three months ended September 28, 2025:
Sales	$150,908	$72,914	$56,612	$280,434
Cost of sales - materials	(88,814)	(53,153)	(45,131)	(187,098)
Cost of sales - operational overhead	(18,833)	(4,280)	(2,580)	(25,693)
Gross profit	43,261	15,481	8,901	67,643
Selling, general, and administrative expenses	(22,071)	(8,084)	(3,548)	(33,703)
Operating income	21,190	7,397	5,353	33,940
Six months ended September 27, 2026:
Sales	$333,254	$173,929	$122,309	$629,492
Cost of sales - materials	(198,869)	(130,695)	(97,152)	(426,716)
Cost of sales - operational overhead	(37,140)	(9,062)	(5,961)	(52,163)
Gross profit	97,245	34,172	19,196	150,613
Selling, general, and administrative expenses	(47,147)	(15,969)	(6,919)	(70,035)
Operating income	50,098	18,203	12,277	80,578
Six months ended September 28, 2025:
Sales	$300,474	$162,091	$111,141	$573,706
Cost of sales - materials	(177,973)	(118,967)	(87,979)	(384,919)
Cost of sales - operational overhead	(35,493)	(8,295)	(4,994)	(48,782)
Gross profit	87,008	34,829	18,168	140,005
Selling, general, and administrative expenses	(41,156)	(16,465)	(7,111)	(64,732)
Operating income	45,852	18,364	11,057	75,273

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, changes in product supplies, the availability of target acquisitions, and changes in interest rates. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2026, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jack Shufelt
    Investor Relations, Mergers and Acquisitions and Treasury Director
    612/617-8582
    ir@hawkinsinc.com
    jack.shufelt@hawkinsinc.com